Southern National Bancorp of Virginia, Inc. Names Joe Pennington Chief Financial Officer and Robyn Reid Controller

MCLEAN, Va., April 24, 2018 /PRNewswire/ -- Southern National Bancorp of Virginia, Inc. (NASDAQ: SONA) ("Southern National") announced today that Joseph D. Pennington, currently Vice President and Director of Financial Reporting for Southern National, has been appointed Chief Financial Officer of Southern National, effective April 30, 2018.

Georgia Derrico, Executive Chairman of Southern National, stated, "I am excited to welcome Joe to the Southern National leadership team as CFO. Joe has been instrumental in helping execute our growth strategy to-date and we believe his skillset makes him the right choice to lead our financial operations."

"I'm committed to helping Southern National build on its growth and look forward to putting my background and skills to work to help the company achieve greater results for our employees and shareholders," said Mr. Pennington.

Mr. Pennington has more than 20 years of financial experience, in the banking industry as well as in accounting. He most recently served as Vice President and Director of Financial Reporting for Southern National. Mr. Pennington was Chief Financial Officer, Treasurer and Secretary of New Peoples Bankshares, Inc. in Honaker, Virginia from February of 2015 until July 2017. From October 2012 until February 2015, Mr. Pennington was a Senior Manager at Elliott Davis Decosimo, LLC, a public accounting firm. Mr. Pennington holds a Bachelor of Science degree in Accounting from West Virginia University and is a certified public accountant.

Southern National also announced on April 24, 2018 the appointment of Robyn Reid as Controller of the Company, effective April 30, 2018.

About Southern National

Southern National is the bank holding company for Sonabank, a Virginia state chartered bank which commenced operations on April 14, 2005. Sonabank provides a range of financial services to individuals and small and medium sized businesses. As of December 31, 2017, Southern National had $2.06 billion in total loans, $2.61 billion in total assets, $1.87 billion in total deposits and $322.8 million in total stockholders' equity. At December 31, 2017, Sonabank had thirty-eight full-service retail branches in Virginia, located in the counties of Chesterfield (2), Essex (2), Fairfax (Reston, McLean and Fairfax), Gloucester (2), Hanover (3), King William, Lancaster, Middlesex (3), New Kent, Northumberland (3), Southampton, Surry, Sussex, and in Charlottesville, Clifton Forge, Colonial Heights, Front Royal, Hampton, Haymarket, Leesburg, Middleburg, New Market, Newport News, Richmond, South Riding, Warrenton, and Williamsburg, and seven full-service retail branches in Maryland, in Rockville, Shady Grove, Bethesda, Upper Marlboro, Brandywine, Owings and Huntingtown.

Contact: R. Roderick Porter, Executive Vice Chairman Phone: 202-464-1130 ext. 2406 Fax: 202-464-1134 Southern National Bancorp, NASDAQ Symbol SONA Website: www.sonabank.com	Contact: Joe A. Shearin, CEO Phone: 804-528-4752 Southern National Bancorp, NASDAQ Symbol SONA Website: www.sonabank.com